EXHIBIT 99.1
Encore Acquisition Company Announces Agreements to Acquire Producing Properties
FORT WORTH, Texas—(BUSINESS WIRE)—August 22, 2005
Encore Acquisition Company (NYSE:EAC) today announced that it has entered into two separate agreements to purchase oil and gas interests and an oil and gas company from private sellers for total consideration of approximately $123 million. The properties are located primarily in the western Anadarko Basin and the Golden Trend area of Oklahoma, and the Williston Basin in Montana and North Dakota. The properties also include substantial exploration acreage in western Oklahoma and eastern Montana. The transactions are subject to customary closing conditions and various purchase price adjustments.
Encore’s internal engineers estimate that total proved reserves attributable to the properties are 48 billion cubic feet of gas equivalent, of which 65% are natural gas and 68% are proved developed producing. Current net production is estimated at approximately 10.5 million cubic feet of gas equivalent (“MMcfe”) per day. Lease operating costs are estimated to be $1.14 per MMcfe. The reserves are long-lived, with an estimated ratio of total proved reserves to production of 12.5 years. The properties are expected to generate approximately $29 million of cash flow in 2006. The properties include 37,352 net acres of undeveloped leasehold and have many development opportunities. Encore has identified over 90 proved locations, and approximately 90 probable and possible locations.
Encore expects the transactions to close in September and October. Encore will finance the acquisitions by drawing on its $450 million credit facility. Consistent with past practice, Encore has increased its hedge position in 2006 by purchasing put options that protect against downward movements in the price of oil and gas, while retaining the benefits of increasing commodity prices. Based on current production rates, Encore has downside protection for 2006 on approximately 70% of combined production, while only approximately 20% of upside is limited.
About the Company:
Organized in 1998, Encore is a growing independent energy company engaged in the acquisition, development and exploitation of North American oil and natural gas reserves. Encore’s oil and natural gas reserves are in four core areas: the Cedar Creek Anticline of Montana and North Dakota; the Permian Basin of West Texas and Southeastern New Mexico; the Mid Continent area, which includes the Arkoma and Anadarko Basins of Oklahoma, the North Louisiana Salt Basin, the East Texas Basin and the Barnett Shale; and the Rocky Mountains. Encore’s latest investor presentation is available on the Company’s website at www.encoreacq.com.
Cautionary Statements:
This press release includes forward-looking statements, which give Encore’s current expectations or forecasts of future events based on currently available information. Forward-looking statements in this press release relate to, among other things, the following: estimates of total proved reserves, current production and the reserve-to-production ratio; the ability to increase production; potential upsides; expected cash flows; the expected closing of the transactions; the anticipated funding of the acquisitions; the level of lease operations expense; Encore’s expectations with respect to hedges; and any other statements that are not historical facts. The assumptions of management and the future performance of Encore are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect Encore’s business include, but are not limited to: the risks associated with operating in a limited number of geographic areas; the risks associated with drilling of oil and natural gas wells; risks related to Encore’s high-pressure air program; Encore’s ability to find, acquire, market, develop, and produce new properties; the risk of drilling dry holes; oil and natural gas price volatility; hedging arrangements (including the costs associated therewith); uncertainties in the estimation of proved, probable and potential reserves and in the projection of future rates of production and reserve growth; inaccuracies in Encore’s assumptions regarding items of income and expense; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; climatic conditions; availability and cost of material and equipment; actions or inactions of third-party operators of Encore’s properties; Encore’s ability to find and retain skilled personnel; diversion of management’s attention from existing operations while pursuing acquisitions or joint ventures; availability of capital; the strength and financial resources of Encore’s competitors; regulatory developments;

environmental risks; general economic and business conditions; industry trends; and other factors detailed in Encore’s most recent Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Encore undertakes no obligation to publicly update or revise any forward-looking statements.
The Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms such as “potential”, “upside”, or other descriptions of volumes of reserves potentially recoverable through additional drilling or recovery techniques that the SEC’s guidelines would prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and, accordingly, are subject to substantially greater risk of being actually realized by Encore. Investors are urged to consider closely the disclosure in our Form 10-K and Form 10-Qs, File No. 1-16295, available from us at Encore Acquisition Company, 777 Main Street, Suite 1400, Fort Worth, Texas 76102, Attention: Corporate Secretary. You can also obtain these forms on the SEC’s website at www.sec.gov.
Contact:
Encore Acquisition Company, Fort Worth
Roy W. Jageman, 817-339-0861
or
William J. Van Wyk, 817-339-0812